CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Form 8-K to the Registration Statement (No. 333-206572) on Form S-4 of Midwest Holding Inc. of our report dated May 13, 2015, relating to our audit of the consolidated financial statements of First Wyoming Capital Corporation as of and for the year ended December 31, 2014.

Cheyenne, Wyoming
November 4, 2015